Exhibit 10.5

April 2, 2012

George R. Oliver

[ADDRESS]

Dear George:

I am pleased to offer you a position as Chief Executive Officer of the Fire & Security business, with all of the duties, authorities and responsibilities commensurate with this role, for Tyco International Management Company, LLC. (with its affiliates and successors, the “Company”), reporting directly to the Board of Directors. This position will be located in Princeton, New Jersey. Your employment in this new role will commence upon, and is contingent upon, the successful completion of the separation of the Fire & Security business from Tyco International Ltd. (the “Separation”).

Please note that this offer of a new position is contingent upon the successful completion of the Separation on or before December 31, 2012 (unless extended in writing by the Company). Prior to the Separation, and until the Separation is completed, the components of your compensation package, as described below, are not effective. All of the adjustments to such components, as described below, will become effective immediately following the Separation.

Base Salary

Upon the successful completion of the Separation, you will receive an annual base salary of $975,000.  Your salary will be paid monthly, according to the normal and customary payroll process of the Company.

Short-Term Performance Bonus Plan

You will be eligible to participate in the Company’s short-term performance bonus plan. Under this plan, your target bonus will equal 100% of your base salary. Determination of actual award levels relative to the target bonus will be based on the Company’s financial performance as well as your individual contribution, and awards will be paid in accordance with the terms of the plan. Short-term performance bonus awards are prorated, based on the date you commence employment in your new role.

Long Term Incentive Program

You will be eligible to participate in the long term incentive program that the Company makes available to other executives in similar roles at its next annual grant date. The recommended grant date target award value for your award is $5,000,000. The target award value for executives at your level of management may be spread across stock options, restricted units (RSUs), and performance units (PSUs).

The terms and conditions of the Company’s long-term incentive program may change up to the date of Separation, and the final long-term incentive program will be provided to you after the Separation.

Furthermore, the target value, frequency, timing and structure of your annual awards are subject to change based on the changing needs and objectives of the Company’s business.

Lump Sum Award for New Role

During the period between April 1, 2012, and the date of the successful completion of the Separation (the “Transition Period”), you will be performing many of the duties and responsibilities of your new role; however, your new compensation arrangement, as described above, will not be effective until the Separation has been successfully completed. Therefore, in consideration of the Transition Period, and subject to the successful completion of the Separation as provided above, you will be eligible to receive a lump sum award equal to the difference between your pre-Separation annual base salary and target bonus, and the annual base salary and target bonus described above, based on whole months of service during the Transition Period, provided that you are an active employee in good standing with the Company through the date of payment of the award. This lump sum award will be paid to you as soon as administratively practical after the date of the Separation.

Benefits

You will be entitled to all employee benefits that the Company customarily makes available to employees in positions comparable to yours.

Vacation

You will be eligible for four weeks of vacation annually.

Executive Physical Program

You will be eligible to participate in the Company’s Executive Physical Program.

Severance Benefits

After the occurrence of the Separation, your severance benefits will be provided exclusively under, and according to the terms of, the severance plan(s) approved by the Board of Directors of the Tyco International Management Company, LLC., commensurate with your position in the Company.

Non-Competition and Non-Solicitation

In accepting this employment offer, and in consideration of this employment offer, your continued employment, and/or the Company’s continued obligation and promise to provide you with confidential and propriety information pertaining to its business operations and customers, and your promise and obligation not to use or disclose that information except in the course of performing your job duties, you agree that, except as prohibited by law, during your employment with the Company or its pre- or post-Separation parent, subsidiaries or affiliates, and for the one (1) year period following your termination of employment for any reason, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by, any person or entity engaged in any business that is (i) located in or provides services or products to a region with respect to which you had substantial responsibilities while employed by the Company or its pre- or post-Separation parent, subsidiaries or affiliates, and (ii) competitive with (A) the line of business or businesses of the Company or its pre- or post-Separation parent, subsidiaries or affiliates that you were employed with during your employment (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of the Company or its pre- or post-Separation parent, subsidiaries or affiliates with respect to which you had substantial exposure during such employment.

Further, in accepting this employment offer, and in consideration of this employment offer, and/or your continued employment, except as prohibited by law, you further agree that during your employment with the Company or its pre- or post-Separation parent, subsidiaries or affiliates, and for the two (2) year period thereafter, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any employees of the Company or its pre- and post-Separation parent, subsidiaries or affiliates to leave their employment with the Company or its pre- and post-Separation parent, subsidiaries or affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its pre- and post-Separation parent, subsidiaries or affiliates, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or its pre- and post-Separation parent, subsidiaries or affiliates to purchase goods or services then sold by the Company or its pre- and post-Separation parent, subsidiaries or affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or its pre- and post-Separation parent, subsidiaries or affiliates with any of its employees, customers, vendors, agents, or representatives.

Irreparable injury will result to the Company, its business, and its pre- and post-Separation parent, subsidiaries or affiliates in the event of a breach by you of any of your covenants and commitments you have accepted as a condition of this employment offer, including the covenants of non-competition and non-solicitation.  Therefore, in the event of a breach of such covenants and commitments, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages.

The non-competition and non-solicitation provisions are expressly intended to benefit the Company (which includes its pre- and post-Separation parents, subsidiaries and/or affiliates as third party beneficiaries) and its successors and assigns; and the parties expressly authorize the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions.

Governing Law

The validity, interpretation, construction and performance of the provisions of this offer letter shall be governed by the laws of the state of New Jersey without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this offer letter will not affect the validity or enforceability of the other provisions of this offer letter, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that notwithstanding anything in this offer letter to the contrary, neither this letter nor any statement made by the Company or its pre- or post-Separation parent, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice.  Further, the Company may from time to time and in its sole discretion, change the terms and conditions of your employment and benefits with or without notice, and all payments are subject to applicable taxes and other deductions required or permitted by law.

Conditions of Employment

This offer of new employment is conditioned upon your execution of this letter indicating your acceptance, and ongoing compliance with your promises of non-competition and non-solicitation, as well as your execution of the Company’s Confidentiality and New Inventions Agreement, which is being sent to you under separate cover.

Please scan (e-mail) one signed/accepted copy of this offer letter, as well as a signed copy of the Tyco Confidentiality and New Inventions Agreement to [•]. Send the original documents to [•], Tyco International, 9 Roszel Road, Princeton, NJ 08540.

George, I am excited about your accession to this new role.

Sincerely,

/s/ Ed Breen
Ed Breen

ACCEPTED:

/s/ George R. Oliver
George R. Oliver

Date